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NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE REPORTS SECOND QUARTER 2009 RESULTS
SUBSTANTIAL PROGRESS ACHIEVED IN IMPLEMENTING
REFOCUSED GROWTH STRATEGY AND TRANSFORMING THE COMPANY
PITTSBURGH, PA, July 29, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $12.0 million for the second quarter ended June 27, 2009, which includes $1.4 million in revenue that is reported in discontinued operations as a result of the sale of the cable product line on May 27, 2009. Total consolidated revenue for the quarter was within the Company’s earlier guidance range of $11 million to $14 million. GAAP loss per share from continuing operations for the quarter was ($0.12). The loss for the quarter included the effects of non-cash charges for stock-based compensation and severance expenses, which amounted to ($0.03) per share. Excluding these charges, the loss per share from continuing operations for the quarter on a non-GAAP basis was ($0.09).
In comparison, revenue and GAAP loss per share from continuing operations for the second quarter ended June 28, 2008 were $12.1 million and ($0.01), respectively. On a non-GAAP basis, the loss per share from continuing operations for the second quarter ended June 28, 2008 was ($0.01).
“During the second quarter of 2009, we achieved revenue of $12 million, which was within the guidance range, and we made substantial progress in implementing Tollgrade’s refocused growth strategy which we expect will positively impact our results going forward,” said Joseph A. Ferrara, Tollgrade’s Chairman, President and CEO. “First, we closed on a significant four-year managed services contract with a leading network telecom supplier; second, we successfully completed the divestiture of our cable product line, as it did not support our refocused growth strategy; and third, we completed three multi-year software maintenance renewals with existing customers that provide a confirmed revenue stream and support our drive to improve overall profitability. The second quarter 2009 results were adversely impacted by costs related to the ongoing proxy contest and for due diligence related to a potential acquisition that was not pursued past the due diligence stage, which together totaled approximately ($0.06) per share,” added Ferrara.
“Importantly, during the quarter, we were pleased to announce the appointment of veteran telecom executive Edward H. Kennedy to the Tollgrade Board as an independent director. Mr. Kennedy currently serves as the Chairman, Chief Executive Officer, and President of Rivulet Communications, Inc., a leading edge medical video networking company that enables medical, government and enterprise customers to effectively transport high-bandwidth, mission-critical and real-time applications over existing IP networks. Ed previously served as President of Tellabs North American Operations and is perhaps best known as the President and Chief Executive Officer and Co-Founder of Ocular Networks, that was ultimately acquired by Tellabs, Inc. in 2002. Earlier this month, we continued our efforts to enhance the telecom industry expertise of our Board with the addition of veteran telecom executive Charles E. Hoffman, who most recently served as the President and CEO of Covad Communications Group, Inc., a leading nationwide provider of integrated voice and data communications and the first enterprise to commercially deploy DSL in the United States. Previously, Mr. Hoffman was President and CEO of Rogers Wireless, Inc., Canada’s national wireless provider. Mr. Hoffman has also served as President of Sprint PCS’s Northeast Region and held numerous executive and senior management positions with AT&T and SBC during a 16-year tenure. With the additions to our Board of Messrs. Kennedy and Hoffman, one third of the members of the Tollgrade Board of Directors have extensive telecom industry experience with leading telecom companies such as Ericsson, Inc., Marconi Corporation plc, Tellabs, Ocular Networks, Alcatel, Newbridge Networks Corporation, Covad Communications Group, Inc., Rogers Wireless, Inc., Sprint PCS, AT&T and SBC. These new independent directors add tremendous industry expertise to our board at a pivotal moment in Tollgrade’s history,” added Ferrara. “We expect them to be tremendous resources to Tollgrade as we continue our transformation efforts that will help to position the Company for long-term growth, a return to profitability and increasing value for investors,” added Ferrara.
Second Quarter 2009 Revenue Results
Sales from services, which include software maintenance, project management fees and repairs, and our new managed services contract, were $6.5 million in the second quarter 2009, compared to $5.7 million in the second quarter 2008, an increase of $0.8 million or 14.0%. The increase is primarily attributable to the Company’s new managed services contract.
Sales of Tollgrade’s system test products were $3.3 million in the second quarter 2009, compared to $5.2 million in the second quarter 2008. System test products revenue includes sales of DigiTest® products, including DigiTest ICE™, LDU™ and N(x)Test™ test probe hardware products as well as custom software applications and licenses. Second quarter 2009 sales of system test hardware products were lower largely as a result of the completion of a major hardware contract in 2008.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $0.8 million in the second quarter 2009, compared to $1.2 million in the second quarter 2008. The $0.4 million decrease in the second quarter 2009 was attributable to lower spending by domestic telecom operators.

Second Quarter 2009 Financial and Operating Data
Gross profit for the second quarter 2009 was $5.2 million, compared to $6.3 million in the second quarter 2008. As a percentage of sales, gross profit was 48.8% in the second quarter 2009, compared to 52.2% in the second quarter 2008. The second quarter of 2009 included $0.1 million of severance charges. Excluding these charges, gross profit as a percentage of sales on a non-GAAP basis for the second quarter 2009 was 49.7%. The lower gross profit percentage of sales is primarily attributable to lower manufacturing volumes and product mix.
Total operating expenses increased $0.3 million to $6.9 million for the second quarter 2009, compared to $6.6 million in the second quarter 2008. Excluding severance and stock compensation expenses from both periods and restructuring expenses during the second quarter 2008, total operating expenses on a non-GAAP basis were $6.7 million and $6.6 million in the second quarter 2009 and 2008, respectively.
Selling and marketing expenses were $1.6 million in the second quarter of 2009 verses $1.7 for the second quarter 2008.
General and administrative expenses were $2.8 million for the second quarter 2009, compared to $2.2 million in the second quarter 2008. The $0.6 million increase is primarily a result of expense incurred by the Company in connection with the ongoing proxy contest and due diligence related to a potential acquisition that was not pursued beyond the due diligence stage. During the quarter, the proxy contest resulted in expenses of $0.3 million. In addition, the Company incurred one-time costs of $0.5 million in connection with the Company’s evaluation of a potential acquisition that it ultimately determined not to pursue past the due diligence stage based on the Company’s assessment of the business risks involved.
Research and development costs, which include costs associated with ongoing customer support, were $2.4 million for the second quarter 2009 compared to $2.6 million in the second quarter 2008. The decrease of $0.2 million or 7.3% during the second quarter 2009 is attributable to cost saving initiatives implemented in 2008.
The provision for income taxes of approximately $0.2 million consists primarily of taxes on income earned in certain foreign jurisdictions. Based on a review of our tax position at June 27, 2009, the Company did not record any tax benefit on losses pertaining to its U.S. and certain foreign operations.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $17.7 million as of June 27, 2009, compared to a backlog of $15.1 million as of December 31, 2008. The backlog at June 27, 2009 and December 31, 2008 included approximately $15.6 million and $12.0 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements. Backlog at June 27, 2009 increased from $12.0 million at March 28, 2009 primarily due to the managed services contract as well as the maintenance contract renewals signed in the second quarter. For multi-year maintenance agreements, the order backlog includes only twelve months of revenue.
Management expects that approximately 32.5% of the current total backlog will be recognized as revenue in the third quarter 2009.
The Company’s cash and short-term investment balance increased by $3.5 million from the fourth quarter 2008 to $63.9 million, primarily as a result of the sale of the cable product line.
Third Quarter 2009 Outlook
“With our strategic initiatives underway, we are beginning to see how our refocused strategy is positioning us for the telecom market recovery,” said Mr. Ferrara. “Looking ahead to the third quarter of 2009, we expect revenue in the range of $10 million to $12 million. While we are focused on improving profitability and increasing revenue for the long-term, we are in an extremely difficult environment in terms of depressed telecom capital expenditures and the general economy, which we believe are impacting our near-term revenue outlook. We are continuing to move forward with our transformational efforts that include a software product launch and other strategic initiatives that we expect to be completed before the end of this year,” he added.
Conference Call and Webcast
A conference call to discuss earnings results for the second quarter 2009 will be held on Thursday, July 30, 2009 at 9:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (International: 1-412-858-4600). Please reference Tollgrade’s Second Quarter 2009 Earnings Results call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=60618
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June		June	June
	27,	June 28,	27,	28,
	2009	2008	2009	2008
Revenues:
Products	$4,141	$6,433	$9,970	$12,000
Services	6,502	5,681	10,990	11,303

	10,643	12,114	20,960	23,303

Cost of sales:
Products	2,769	3,203	5,554	5,943
Services	1,935	1,806	3,359	3,646
Amortization	649	782	1,290	1,581
Impairment	—	—	—	202
Inventory writedown	—	—	—	738
Restructuring/severance	93	—	276	16

	5,446	5,791	10,479	12,126

Gross profit	5,197	6,323	10,481	11,177

Operating expenses:
Selling and marketing	1,628	1,728	3,283	3,690
General and administrative	2,839	2,237	5,414	4,798
Research and development	2,405	2,593	4,441	5,564
Restructuring/severance	3	47	66	453

Total operating expenses	6,875	6,605	13,204	14,505

Loss from continuing operations	(1,678)	(282)	(2,723)	(3,328)
Other income	391	310	509	799

(Loss) income from continuing operations before income taxes	(1,287)	28	(2,214)	(2,529)
Provision for income taxes	198	200	295	649

Loss from continuing operations	(1,485)	(172)	(2,509)	(3,178)
Loss from discontinued operations, net of income taxes	(24)	(83)	(223)	(3,581)

Net loss	$(1,509)	$(255)	$(2,732)	$(6,759)

Basic and diluted earnings per-share information:
Weighted average shares of common stock and equivalents:	12,681	13,158	12,680	13,158

Net loss per common and common equivalent shares from continuing operations	$(0.12)	$(0.01)	$(0.20)	$(0.24)

Net loss per common and common equivalent shares from discontinued operations	$0.00	$(0.01)	$(0.02)	$(0.27)

Net loss per common and common equivalent shares	$(0.12)	$(0.02)	$(0.22)	$(0.51)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 27,	December
	2009	31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$63,718	$57,976
Short-term investments	199	2,419
Accounts receivable:
Trade	10,427	9,361
Other	1,097	632
Inventories	6,420	7,843
Prepaid expenses and deposits	1,034	1,200
Deferred and refundable tax assets	337	453
Current assets related to discontinued operations	—	4,314

Total current assets	83,232	84,198

Property and equipment, net	3,394	2,661
Intangibles	35,548	36,678
Deferred tax assets	65	81
Other assets	441	262
Noncurrent assets related to discontinued operations	—	467

Total assets	$122,680	$124,347

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$779	$1,198
Accrued warranty	653	927
Accrued expenses	2,429	1,514
Accrued salaries and wages	547	363
Accrued royalties payable	55	284
Income tax payable	253	267
Deferred revenue	3,742	3,024
Current liabilities related to discontinued operations	—	1,146

Total current liabilities	8,458	8,723

Pension obligation	971	889
Deferred tax liabilities	1,758	1,792
Other tax liabilities	606	489

Total liabilities	11,793	11,893

Total shareholders’ equity	110,887	112,454

Total liabilities and shareholders’ equity	$122,680	$124,347

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 27, 2009	June 28, 2008

Cash flows from operating activities:
Net loss	$(2,732)	$(6,759)
Loss from discontinued operations	223	3,581
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of intangible assets	—	202
Depreciation and amortization	1,883	2,328
Stock-based compensation expense	504	157
Valuation allowance	—	129
Deferred income taxes	180	19
Restructuring and write-down of inventory	—	770
Provision for losses on inventory	226	175
Provision for allowance for doubtful accounts	(66)	31
Changes in assets and liabilities:
Accounts receivable-trade	(955)	767
Accounts receivable-other	307	492
Inventory	1,197	(165)
Prepaid expense and other assets	344	199
Accounts payable	542	(3,057)
Accrued warranty	(274)	(109)
Accrued expenses and deferred income	(469)	1,619
Accrued royalties payable	(231)	(600)
Income taxes payable	(19)	517
Net cash provided by operating activities of discontinued operations	84	3

Net cash provided by operating activities	744	299

Cash flows from investing activities:
Proceeds from sale of cable product line	3,012	—
Proceeds from note receivable	17	—
Purchase of short-term investments	—	(2,274)
Redemption/maturity of short-term investments	2,220	464
Purchase of acquired assets	(300)	—
Capital expenditures	(434)	(399)
Sale of assets held for sale	—	262
Net cash used in investing activities of discontinued operations	—	(3)

Net cash provided by (used in) investing activities	4,515	(1,950)

Net increase (decrease) in cash and cash equivalents	5,259	(1,651)
Effect of exchange rate changes on cash & cash equivalents	483	309
Cash and cash equivalents, beginning of period	57,976	58,222

Cash and cash equivalents at end of period	$63,718	$56,880

Explanation of Non-GAAP Measures
During the second quarter 2009, we continued the restructuring programs that were implemented beginning on January 30, 2008 and March 17, 2009, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items, stock-based compensation expense, write-downs and impairments. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance in the second quarter of 2009. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three and six month periods ended June 27, 2009 and June 28, 2008, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from, or as a substitute for, comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Severance expense: For the three and six month periods ended June 27, 2009 and June 28, 2008, we have excluded the effect of severance expense from our GAAP operating expense, operating loss, net loss and diluted EPS. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three and six month periods ended June 27, 2009 and June 28, 2008, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating loss, net loss and diluted earnings per share. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

•	Restructuring and Impairment charges: For the six month period ended June 28, 2008, we have excluded the effect of certain restructuring charges on gross profit, gross margin, operating loss, net loss and diluted earnings per share. For the six month period ended June 28, 2008 we have excluded the effect of certain intangible and inventory impairment charges on gross profit, gross margin, operating loss, net loss and diluted earnings per share. We believe it is useful for investors to understand the effect of these charges on our operating performance.

Reconciliation to GAAP- Quarter Ended June 27, 2009 (Unaudited)

					Net	Diluted
		Gross			Loss from	EPS from
(In thousands, except	Gross	Profit	Operating	Operating	continuing	continuing
per share amount)	Profit	Percentage	Expense	Loss	operations	operations

GAAP Reported Results	$5,197	48.8%	$6,875	$(1,678)	$(1,485)	$(0.12)
Severance	93	0.9%	(3)	96	96	0.01
Stock-based Compensation	—	—%	(215)	215	215	0.02

Non-GAAP Results, Excluding special items	$5,290	49.7%	$6,657	$(1,367)	$(1,174)	$(0.09)

Reconciliation to GAAP- Six Months Ended June 27, 2009 (Unaudited)

					Net	Diluted
		Gross			Loss from	EPS from
(In thousands, except	Gross	Profit	Operating	Operating	continuing	continuing
per share amount)	Profit	Percentage	Expense	Loss	operations	operations

GAAP Reported Results	$10,481	50.0%	$13,204	$(2,723)	$(2,509)	$(0.20)
Severance	276	1.3%	(66)	342	342	0.03
Stock-based compensation	—	—%	(504)	504	504	0.04

Non-GAAP Results, Excluding special items	$10,757	51.3%	$12,634	$(1,877)	$(1,633)	$(0.13)

Reconciliation to GAAP- Quarter Ended June 28, 2008 (Unaudited)

					Net	Diluted
		Gross			loss from	EPS from
(In thousands, except per	Gross	Profit	Operating	Operating	continuing	continuing
share amount)	Profit	Percentage	Expense	loss	operations	operations

GAAP Reported Results	$6,323	52.2%	$6,605	$(282)	$(172)	$(0.01)
Restructuring	—	—%	(47)	47	47	—
Stock-based Compensation	—	—%	27	(27)	(27)	—

Non-GAAP Results, Excluding special items	$6,323	52.2%	$6,585	$(262)	$(152)	$(0.01)

Reconciliation to GAAP- Six Months Ended June 28, 2008 (Unaudited)

					Net	Diluted
		Gross			Loss from	EPS from
(In thousands, except per	Gross	Profit	Operating	Operating	continuing	continuing
share amount)	Profit	Percentage	Expense	Loss	operations	operations

GAAP Reported Results	$11,177	48.0%	$14,505	$(3,328)	$(3,178)	$(0.24)
Impairment	202	0.0%	—	202	202	0.02
Restructuring	754	3.2%	(453)	1,207	1,207	0.09
Stock-based compensation	—	—%	(138)	138	138	0.01

Non-GAAP Results, Excluding special items	$12,133	52.1%	$13,914	$(1,781)	$(1,631)	$(0.12)

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the third quarter 2009. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) delays in or the inability to complete the software product launch and other strategic initiatives that we expect to complete before the end of this year; (b) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers; (c) negative impact from changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (d) the inability to effectively integrate the hired employees and tools and resources from the large managed services agreement or to achieve expected revenues and profitability therefrom; (e) the inability of the Company to realize the benefits of its revenue and cost initiatives due to unforeseen delays, changes in its markets or other factors, and the risk that these initiatives will not promote revenue growth or restore profitability in the timeframe anticipated by the Company; (f) inability of the Company to recognize all or a portion of its backlog as expected; (g) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (h) inability of the management team to implement the strategic repositioning of the Company to focus on its service assurance offerings in the telecom markets; (i) inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new network acceptance solutions beyond the timeframes anticipated or at all; (j) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (k) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (l) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (m) the ability to manage the risks associated with and to grow our business; (n) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; and (o) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

™ ICE is a trademark of Tollgrade Communications, Inc.

™ N(x)Test is a trademark of Tollgrade Communications, Inc.

™ LDU is a trademark of Tollgrade Communications, Inc.

® DigiTest is a registered trademark of Tollgrade Communications, Inc.

® MCU is a registered trademark of Tollgrade Communications, Inc.

All other trademarks are the property of their respective owners.